Exhibit 99.2

LANDAMERICA PARTICIPANTS:

Theodore L. Chandler, Chairman & Chief Executive Officer
G. William Evans, Executive Vice President & Chief Financial Officer
Bob Sullivan, Senior Vice President, Investor Relations & Capital Markets

SPEAKER:  Operator

Greetings ladies and gentlemen and welcome to the LandAmerica Financial Group fourth quarter and full-year 2007 results conference call.  At this time all participants are in a listen only mode.  A question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Bob Sullivan, Senior Vice President Investor Relations for LandAmerica Financial Group.  Thank you Mr. Sullivan, you may begin.

SPEAKER: Bob Sullivan, Senior Vice President, Investor Relations & Capital Markets

Thank you Claudia.  Good morning, and welcome to LandAmerica’s conference call to review fourth quarter and full-year 2007 results.  Joining me today are Chairman and Chief Executive Officer, Ted Chandler, and Chief Financial Officer, Bill Evans.  Ted will open our call with an overview of fourth quarter and full-year 2007 results and then turn it over to Bill for more detail.  Following that, we will open the call to your questions.

The company cautions listeners that any statements made regarding the company's future financial condition, results of operations and business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Securities, Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For a description of such risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time-to-time filed with or furnished to the Securities and Exchange Commission. The company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The company disclaims any duty to update any forward-looking statements made on this call.

Now I’d like to turn the call over to Ted Chandler.

SPEAKER: Ted Chandler, Chairman & Chief Executive Officer

Good morning, and thank you for joining us.

Let’s start by looking at the overall operating environment to set the context for our fourth quarter and full-year 2007 performance.  2007 was a difficult year for mortgage lending and the residential real estate market.  The Mortgage Bankers Association the MBA estimates total residential mortgage originations were down approximately 34 percent in fourth quarter 2007 compared to the same period in 2006.

On a full year basis, MBA estimates that total residential mortgage originations declined 14 percent from $2.7 trillion in 2006 to $2.3 trillion in 2007.

We responded to these demanding market conditions with aggressive adjustments to our cost structure.  In 2007, we reduced the number of full-time equivalents, or FTEs, by approximately one-third of our residential and lender services groups and related functions.

We also closed nearly one-third of our offices in 2007, while continuing to make progress with our Fusion initiatives designed to simplify our operations and improve our long-term performance.

We believe these efforts will allow us to capitalize on volume opportunities as liquidity in the credit markets slowly improves.

As a result of the difficult operating environment and the expenses incurred to implement our cost reductions and Fusion initiatives, our consolidated revenue in fourth quarter 2007 was $845 million, with a net loss of approximately $(46) million, or a net loss of $(3.01) per diluted share.  Later in the call, Bill will comment on the details of our financial results.

In a year of declining residential revenue, we saw very strong results from our Commercial operations through the first three quarters of the year before decreasing approximately nine percent in the fourth quarter from the prior year.  For full-year 2007, our commercial operations generated revenue of approximately $517 million, an increase of 16 percent from 2006.

While full-year 2008 MBA projections suggest continued pressure on the residential real estate market, we are seeing some positive developments.  First, the President’s recent signing of the economic stimulus package, which includes a temporary extension of conforming loan limits, could help ease the credit crunch.  Second, and more immediate, the Fed’s aggressive reduction of interest rates appears to have influenced a recent increase in refis.

For the month of [January] 2008, we opened approximately 92,000 orders. This reflects open orders per day of approximately 4,400, or an increase of 41 percent, January of 2008 compared to December of 2007.  Overall, refis in January 2008 were up 54 percent and purchases were up 20 percent compared to December of 2007.

In order to manage through this cyclical downturn, our seasoned operators significantly reduced FTEs and consolidated and closed offices.  Additionally, we are transforming our long-term cost structure through our Fusion initiatives.

Consolidated personnel and general and administrative costs adjusted for the costs of office closures decreased by approximately $128 million from the fourth quarter of 2006 to the fourth quarter of 2007, or an annualized savings of over $500 million.

FTE reductions are based on specific conditions in each of the local markets we serve.  In the fourth quarter 2007, we reduced approximately 1,200 FTEs, or 17 percent, in the residential and lender services groups.  This brings full-year 2007 reductions in those two operations to approximately 3,100 FTEs, or a reduction of 34 percent, since December 31, 2006.

The consolidated reduction in salaries and employee benefits for fourth quarter 2007 from fourth quarter 2006 was 25 percent.  We will continue to adjust our staffing levels based on market conditions.  In January 2008, on a consolidated basis, we reduced an additional 270 FTEs.

Through office consolidations and closings, we eliminated approximately 160 offices during the fourth quarter 2007 and approximately 285 offices during the full-year 2007, or about 30 percent of our open offices at the beginning of the year.  The reduction in consolidated general and administrative expenses for fourth quarter 2007 from fourth quarter 2006 was 15 percent, excluding the incremental office closure costs.

Since many of the cost saving actions were in the latter part of 2007, we expect the benefits to continue to be realized in 2008.

In order to transform LandAmerica into a unified operating company, we are actively engaged in a number of initiatives to maximize our operating efficiency and thereby improve our return on equity.  We call these our Fusion initiatives.

Under Production Fusion, we consolidated approximately 15 production centers in fourth quarter 2007.  On a full-year 2007 basis, we consolidated just over 50 production centers, for a 60 percent decrease from the beginning of the year.

Technology Fusion is our initiative to reduce the complexity and costs of over 300 operating applications to a substantially reduced number when completely phased in during 2009.  In 2007 we met our goal to decommission approximately 100 applications, a one-third reduction from the beginning of the year, and we are continuing this process in 2008.

Due to the uncertainty in market conditions, we paused the share repurchase program in mid-December 2007.  In fourth quarter 2007, we repurchased approximately 500,000 shares, or 3.2 percent of our total shares outstanding since the beginning of the quarter at a total cost of $16.8 million.

During 2007, we completed the repurchase of authorized shares under the programs approved by the Board of Directors in October 2005 and February 2007 by repurchasing approximately 2.5 million shares at an aggregate cost of approximately $144 million, or 14 percent of our total shares outstanding as of December 31, 2006.  At December 31, 2007, approximately 1.1 million shares remain under the program approved by the Board of Directors in August of 2007 that expires at the end of March of 2009.

We continue to view share repurchases as an attractive option for use of our excess cash and will continue to evaluate repurchase opportunities in light of real estate market conditions.

In short, we exit 2007 with a significantly lower cost platform and more benefits from our Fusion initiatives than we had at the beginning of the year.  We enter 2008 committed to growing total shareholder return by significantly improving our operating returns and deploying our excess capital to deliver the highest risk-adjusted return.

Now I’d like to turn the call over to Bill to review our financial results in more detail.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Thank you, Ted.

Good morning everyone.  Given the challenging operating environment in 2007, our consolidated revenue in fourth quarter 2007 was $845.4 million, with a net loss of $(45.9) million, or $(3.01) per diluted share versus fourth quarter 2006 results of $1.1 billion of consolidated revenue and net income of $34.3 million, or $1.95 per diluted share.

Pretax loss for fourth quarter 2007 was $(72.2) million.  Fourth quarter 2007 results include pretax charges of $41.3 million for the consolidation and closing of offices, prepayment of debt, and impairment of intangibles and other long-lived assets.  Additionally, a 320 basis points rise in the claims rate over fourth quarter 2006 increased the claims provision by $23.4 million.

Our consolidated revenue for full-year 2007 was $3.7 billion, with a net loss of $(54.1) million, or $(3.31) per diluted share, versus full-year 2006 results of approximately $4.0 billion of consolidated revenue.  Our consolidated net income for full-year 2007 was $98.8 million, or $5.61 per diluted share.

Pretax loss for full-year 2007 was $(81.6) million and included total pretax charges of $75.6 million for the consolidation and closing of offices, prepayment of debt, and impairment of intangibles and long-lived assets.  The rise in the claims rate of 250 basis points increased the claims provision by $78.9 million.

Turning now to fourth quarter 2007 results and starting with our largest segment, operating revenue for title operations was $719.7 million, a decrease of approximately 24 percent from fourth quarter 2006.  This decrease was primarily due to further deterioration in the residential real estate market and lower commercial revenue.  Commercial revenue for our title segment decreased nine percent in fourth quarter 2007 to $103.7 million from $114.2 million in fourth quarter 2006, the high point for commercial revenue in 2006.

From a mix perspective, agency revenue was 61.5 percent of fourth quarter 2007 total operating revenue, an increase from 52.4 percent in fourth quarter 2006.  Direct revenue was 38.5 percent of fourth quarter 2007 total operating revenue and represented a decrease from 47.6 percent in fourth quarter 2006.

Direct orders opened, a metric we use to determine the relative strength of future residential volume, were approximately 210,700 in fourth quarter 2007 compared to approximately 275,100 in fourth quarter 2006, or a decrease of approximately 23 percent.

Orders closed in fourth quarter 2007 were only 57 percent of orders opened in third quarter 2007.  As we indicated last quarter, this closing ratio would typically be about 70 percent.  While opened orders declined in fourth quarter 2007, as Ted noted, January’s opened order count showed upward momentum due to the recent interest rate cuts.

Personnel costs for the title operations segment were $197.1 million in fourth quarter 2007, a reduction of over 31 percent from fourth quarter 2006.  In August, we committed to reducing headcount by 1,100 FTEs during second half 2007.  We exceeded this commitment by reducing staffing levels for the title segment by 1,200 FTEs during the third quarter and by another 1,500 FTEs during fourth quarter 2007, or a total of 2,700 in the second half of the year.  These FTE reductions occurred primarily in the residential group, which was most affected by the decline in mortgage originations.

Other expenses in title operations decreased about six percent in fourth quarter 2007 from fourth quarter 2006.  Again, other expenses included substantial costs to close offices and, because the office consolidations occurred during the third and fourth quarters, we expect to see the full benefits of our cost reduction program in 2008.

Over the past two years, the title industry has experienced increasing claims activity, and we have identified and reacted appropriately to this trend.  Our claims provision in fourth quarter 2007 of 8.6 percent was a reduction from the claims rates in the second and third quarters, which were 9.3 percent and 9.9 percent, respectively.  The consolidated claims provision for full-year 2007 included $235.1 million for the 2007 policy year and $53.4 million for increases in estimated claims for prior-policy years.

Fourth quarter’s provision rate was higher than historical rates due primarily to a higher claims rate for the 2007 policy year of 6.8 percent of title premiums, an increase of 40 basis points over the 6.4 percent estimated rate used as of third quarter 2007.  The good news is that we did not see a significant increase in policy years 2004 through 2006 as seen in previous quarters.

In fourth quarter 2007, the title operations segment had a pretax loss of $(38.3) million compared to pretax earnings of $54.7 million for fourth quarter 2006.

Turning to our lender services segment, operating revenue was $60.3 million in fourth quarter 2007 compared to $75.6 million in fourth quarter 2006, a decrease of 20 percent.  Revenue was negatively affected by lower volumes in certain product lines that service mortgage originations, such as credit reporting and centralized title and closing services for our national lender customers.  These decreases were offset in part by growth in default management services, which is counter cyclical to our mortgage origination services.

In response to lower mortgage origination volumes, we reduced staffing levels over 100 FTEs in the third quarter and by another 100 in fourth quarter 2007.  Personnel costs for lender services for fourth quarter 2007 are showing a decrease of about 14 percent, compared to fourth quarter 2006.

In fourth quarter 2007, the lender services segment had a pretax loss of $(0.6) million, including $2.2 million of charges for office closings, compared to pretax earnings of $14.2 million in fourth quarter 2006.  The decrease in pretax earnings quarter-over-quarter was due to lower volume in the mortgage origination business and increased costs of $3.1 million associated with investments in technology.

Looking to the businesses within the corporate and other category, operating revenue decreased by $5.5 million, or 14 percent, fourth quarter 2007 from fourth quarter 2006.

Acquisitions closed earlier in the year contributed approximately $8 million of revenue.  On a same store basis, operating revenue decreased $13.5 million, or 36 percent.  This decrease was mostly due to the decline in commercial revenue.  In addition, our Financial Services segment contributed $4.2 million to pretax earnings in fourth quarter 2007.

Let’s now move to some balance sheet and cash flow highlights.  Cash and investments were $1.5 billion.  Substantially all of our fixed-maturity portfolio is investment grade.  All of our mortgage-backed securities and collateralized mortgage obligations had a Moody’s rating at December 31, 2007 of Aa1 or better.  In addition, we do not own any subprime, interest only, principal only or residual traunches of mortgage-backed securities.

As to the Loans Receivable of $638.4 million held by Centennial Bank, the average yield on the loan portfolio was 6.8 percent in 2007, including fees and charges.  Centennial makes loans only on a secured basis at loan-to-value percentages no greater than 75 percent.  No impairments have been recognized and there were no loans in non-accrual status, so the quality is high.

Our claims reserve increased to $876.5 million, and shareholders’ equity was approximately $1.2 billion.  Book value per share at the end of the quarter was $78.21.

In October 2007, we prepaid all of our outstanding Senior Notes - Series B, due in 2008, and all of our outstanding Senior Notes - Series C, due in 2011, by drawing down on our 2006 revolver.  We exercised our option to prepay the Senior Notes to enhance our financial flexibility, including lowering our current interest rate by almost 200 basis points.  As a result of these prepayments, we incurred net charges of $6.4 million in fourth quarter 2007.

Even though we had a net loss for the quarter and full year 2007, we generated approximately a positive $30 million and $114 million of cash flow from operations, respectively compared to cash flow from operations of approximately $56 million and $179 million for the quarter and full-year 2006.

This concludes our prepared remarks and at this time, we would like to open the call to your questions.